Attention ASX Company Announcements Platform
Lodgement of Open Briefing®

Logo Portman Limited	Logo open briefing Corporatefile.com.au

Portman Limited
Level 11, The Quadrant
1 William Street
Perth WA 6001

Date of lodgement: 02-Aug-2005

Title: Open Briefing®. Portman. June 2005 Earnings & Outlook

Record of interview:

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Portman Limited recently reported Net Income before transaction costs of $46.4 million for the half year to 30 June 2005 (26.4 cents per share) versus $17.0 million (9.7 cps) for the previous corresponding period. Can you explain the main influences on the increase in Net Income?

MD Richard Mehan
The main influence on the increase in Net Income was higher sales revenue which resulted from the price increase to benchmark iron ore prices earlier in the year and an increase in our sales tonnes.

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Did earnings for the first half broadly meet Director’s expectations at the time they recommended the offer from Cleveland-Cliffs? What are your earnings expectations for the second half?

MD Richard Mehan
Earnings did meet expectations. We expect that we’ll do somewhat better in the second half because all of the production will be sold at the higher benchmark price which came into effect from 1 April 2005. We also expect to again push production and sales tonnes up a little. The combination of those two things should give us a pretty satisfactory second half.

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The interim dividend for the half year to 30 June 2004 was 4.5 cents per share fully franked. What dividend policy has the new Board adopted? Do you expect a dividend in relation to the June 2005 half year?

MD Richard Mehan
At our last meeting the Board decided against paying an interim dividend, largely because of the cash requirements to develop the Koolyanobbing business in 2005.

We have another board meeting in August to further consider dividend policy, but my expectation is that there will not be a dividend for 2005 given the expansion of Koolyanobbing and also our desire to become more active in business development.

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Can you explain the main areas impacting the balance sheet and income statement from the adoption of International Reporting Standards?

MD Richard Mehan
There are probably three main issues to mention here. Firstly, on accounting for currency hedging, adoption of the Standards will affect both the balance sheet and income statement. The second item is a recognition of capitalised leases which will have a balance sheet impact only and, thirdly, accounting for mine rehabilitation which again will have a balance sheet impact only.

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You stated that sales margins improved principally because of the 71.5% increase in iron ore prices and slightly higher sales volumes. Was the price increase fully reflected in sales revenues for the June quarter or is there a price lag which will further lift prices in the second half?

MD Richard Mehan
The price impact was fully reflected in June quarter revenue. The price increases we received were effective from either 1 January 2005 or 1 April 2005.

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The higher sales revenues were partially offset by increased production costs. Can you explain the areas in which costs increased? What is the broad outlook for unit operating costs, particularly with the industry-wide labour and supply constraints and the progressive move to mining the Northern Tenements?

MD Richard Mehan
Cost pressures are certainly a reality for the whole mining sector. The main pressures for us have been on mining and haulage costs because we have long term arrangements covering rail and port charges. It’s hard to see any relief in these areas and it’s something that we’re going to have to manage fairly tightly through this cycle.

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In the half year to 30 June 2005, Portman shipped 2.71mt from Koolyanobbing and nearly 0.53 tonnes from Cockatoo Island (Portman now 100%). What do you expect for both operations for the December half?

MD Richard Mehan
In the December half year we’re hoping to produce around 3 million tonnes from Koolyanobbing and between 600,000 and 700,000 tonnes from Cockatoo Island. We expect to be operating at the expanded rate of 8mtpa at Koolyanobbing by end December 2005.

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You expect to be operating at the expanded rate at Koolyanobbing by end December 2005. What are the potential risks to meeting that target?

MD Richard Mehan
The risks bundled up are that the skill shortages and the pressures across the whole sector have a tendency to push targets further and further away. It’s a big challenge to manage the expansion in infrastructure within the current environment.

We certainly don’t expect to have all our rail wagons operational until February 2006 but the other major capital expenditure items are still on target for 2005 completion including the new Esperance storage shed, the crushing and screening plant and the extension to the rail sidings.

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In late 2004, Portman announced that it expected the expansion at Koolyanobbing to cost $55 million. What is your current expectation for the total cost of the expansion? What amount has been expended so far?

MD Richard Mehan
We now expect the expansion to cost around the mid 60s in millions of dollars although that is allowing for the fact that we’ve modified the design of the crushing and screening plant and our stockpile capacity. On an `apples for apples’ comparison it probably would have been around the low 60s.

We’ve so far spent around $30 million on the expansion.

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At 30 June 2005, Portman held $47.6 million of cash and cash equivalents. What operating cash flow did Portman generate for the half year relative to the previous corresponding period?

MD Richard Mehan
For the half year to 30 June 2005, operating cash flow was $44.9 million compared with $12.5 million in the previous corresponding period.

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What capital and exploration expenditures do you expect for the second half?

MD Richard Mehan
In the December 2005 half year we expect to spend about $2 million on exploration and around $35 million on capital expenditure.

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At 30 June 2005, Portman had 10.5 million tonnes of iron ore in inventory compared with 10.5 million tonnes at 31 December 2004. Can you explain why you have not been able to reduce the level of that inventory over the last six months? Is it because of the ore quality, infrastructure constraints, general market demand or some other reason?

MD Richard Mehan
It’s mainly because of ore quality. In fact our mine plans allowed for a substantial drawdown in inventory from a number of our long term stockpiles and that has happened. On the other hand, we’ve had to put some of the ores mined from our Northern tenements onto long term stockpiles because they are an inferior quality and that’s why the inventory number overall hasn’t changed much over the half year.

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You have stated that some softness is currently evident in the market although you expect to sell all available production. Is your comment specific to Portman’s products or is it relevant for the broader industry? Can you give some more detail on the current supply and demand drivers for iron ore markets?

MD Richard Mehan
My comment relates to the broader industry and there are a couple of main drivers. Steel prices worldwide have softened over the last six months. There has been a slowdown in Chinese demand for iron ore in the last three months which is a critical market to us because around 75% of our product goes there. The Chinese government has tried to take some heat out of the spot iron ore market by restricting the ability for small steel mills to import. There has also been some drawdown of iron ore inventories by steel producers. This has lead to what I described as some softness in iron ore markets, but we don’t see that softness as necessarily being sustained. Over recent days the spot iron ore price has moved back up a little and we are seeing some scrap steel prices starting to bounce back.

We don’t know what’s going to happen in every market for iron ore, but our expectation is that China will move back to a growth story pretty soon.

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Can you describe your current exploration activity including the emphasis on infill drilling and finding new resources? What are the most prospective areas?

MD Richard Mehan
Our current exploration consists of a number of programs on our Koolyanobbing, Jackson and Windarling leases and also some greenfield areas proximate to our infrastructure and operations which we aim to explore over the next twelve months. There are some areas of environmental sensitivity, but we believe we have a good case to access a number of new areas. Greenfield exploration is going to be an area of increased focus.

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As at 30 June 2005, ore reserves stood at approximately 91.8 million tonnes. Do you expect any significant changes to ore reserves or mineral resources from recent drill results?

MD Richard Mehan
Not substantial changes. The next major reserve and resource positions we announce will be with our final year results. Those numbers depend on what happens with exploration between now and the end of the year, but I don’t expect substantial changes.

corporatefile.com.au
You mentioned earlier that Portman would be increasing its focus on business development?

MD Richard Mehan
There are a number of iron ore projects that we wanted to evaluate with a view to potential involvement by Cleveland-Cliffs/Portman. We’re now fairly well advanced with those evaluations. I don’t want to talk about any specifically, but our focus over the last six months and for the next year will be on opportunities in iron ore for the Group.

corporatefile.com.au
Thank you Richard.

For further information on Portman Limited visit www.portman.com.au or contact Richard Mehan at Portman on 08 9426 3333.

To read previous Portman Open Briefings, or to receive future Open Briefings by email, please visit www.corporatefile.com.au

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